Exhibit 99.1

September 23, 2004

Michigan Public Service Commission Approves Interim Rates for MichCon

     DETROIT — The Michigan Public Service Commission (MPSC) on Sept. 21 issued an interim rate order on Michigan Consolidated Gas Company’s (MichCon’s) request to increase its service and distribution charges.

     The interim rate increase, which took effect immediately, would total $35.3 million if it were in effect for a full year.

     The MPSC interim order represents a step in the rate making process which provides rate relief prior to the issuance of a final rate order. A final order is not anticipated until early 2005.

     “We are encouraged that the commission has recognized that MichCon’s rates require an increase after holding steady for more than 10 years,” said Anthony F. Earley, DTE Energy Chairman and CEO. “However, we would anticipate that the commission would fully evaluate all of the factors in our $194 million rate increase request and issue additional rate relief in the final order.”

     A typical residential customer (using 125 MCF of gas per year) will see an average monthly increase of less than $1.50 — about a 2 percent increase in their total bill.

     MichCon filed this rate request with the MPSC on Sept. 30, 2003. It is the first time the company has requested an increase in service and distribution charges in more than a decade.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s principal operating subsidiaries are Michigan Consolidated Gas Co. (MichCon), a natural gas utility serving 1.2 million customers in Michigan, and Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan.

This news release contains “forward-looking statements” that are subject to risks and uncertainties. They should be read in conjunction with the forward-looking statements in DTE Energy’s and MichCon’s 2003 Form 10-K Item 1 (incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and MichCon that discuss important factors that could cause DTE Energy’s and MichCon’s actual results to differ materially. DTE Energy and MichCon expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

#     #     #

Members of the Media — For Further Information:

Len Singer	Lorie N. Kessler
(313) 235-8809	(313) 235-8807